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                                                                    Exhibit 10.3


                           DATAWARE TECHNOLOGIES, INC.
                       One Canal Park, Cambridge, MA 02141


Jeffrey O. Nyweide
112 Pinckney Street #16
Boston, MA  02114

Dear Jeff:

This is an amendment to the Agreement between you and Dataware Technologies, Inc. dated February 24, 2000 (the "Agreement").

Notwithstanding anything in the Agreement to the contrary, you agree that you will not have the right to exercise your outstanding stock options under the Dataware Technologies, Inc. Equity Incentive Plan on a "net exercise" basis as described in the Agreement. However, instead of that, you shall have the right to pay the exercise price for your options by tendering shares of common stock that have been owned by you for at least six months, in lieu of paying the exercise price in cash. The shares you tender shall be valued for this purpose at their fair market value (defined as the closing price per share on the last trading day prior to the date of exercise). For this purpose, the options will be deemed to be exercised on the date you tender both the shares and a notice of exercise to Dataware.

Except as amended hereby, the Agreement will continue in force. Please sign the enclosed copy of this letter and return it to me to indicate your agreement with the terms of this amendment.

Sincerely,

/s/ David Mahoney

David Mahoney
President and Chief Executive Officer

Agreed and accepted.



/s/ Jeffrey O. Nyweide                                  April 18, 2000
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Jeffrey O. Nyweide                                      Date